Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BELK, INC.

Belk, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: Article SEVENTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article SEVENTH in its entirety, as it currently reads, and by substituting in its place a new Article SEVENTH as follows:

“SEVENTH: Board of Directors. 7.1 The Board of Directors of the Corporation shall be such number as is determined by the affirmative vote of a majority of the entire Board of Directors. Directors elected at the Corporation’s 2012 annual meeting of stockholders shall be elected for a term expiring at the Corporation’s 2013 annual meeting of stockholders. From and after the 2013 annual meeting of stockholders, the Board of Directors shall not be classified and all directors at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders. Directors shall hold office until each of their terms expires and until each of their respective successors are duly elected and qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

7.2 Only persons who are nominated in accordance with the procedures set forth in this Section 7.2 shall be eligible for election as directors. Nominations for election to the Board of Directors of the Corporation at a meeting of stockholders may be made by the Board of Directors, on behalf of the Board of Directors by any nominating committee appointed by the Board of Directors, or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting. Nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered to or mailed, postage prepaid, and received by the Secretary not less than 60 nor more than 90 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, the nomination must be received by the Secretary not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice shall set forth: (i) the name and address, as they appear on the Corporation’s books, of the stockholder who or which intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the class and number of shares of stock of the Corporation which are beneficially owned by each nominee and by the nominating stockholder; (v) any other information concerning the nominee that must be disclosed of nominees in a proxy solicitation pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (vi) the executed consent of each nominee to being named in the proxy statement for such proxy solicitation as a nominee, and to serve as a director of the

Corporation, if elected. The chairman of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded. Nothing in this Section 7.2 shall be construed to affect the requirements for proxy statements of the Corporation under Regulation 14A of the Exchange Act.

7.3 Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by the sole remaining director, as the case may be, and not by the stockholders. Such a director shall hold office until the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

7.4 Notwithstanding the foregoing Sections 7.1, 7.2 and 7.3 of this Article SEVENTH, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, (i) the election, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or the Preferred Stock Designation applicable to such class or series of Preferred Stock, (ii) the then authorized number of directors of the Corporation shall be increased by the number of additional directors to be elected, and (iii) the directors so elected shall serve a term which shall expire at the annual meeting of stockholders next succeeding their election or as otherwise specified by the terms of this Amended and Restated Certificate of Incorporation or the Preferred Stock Designation applicable to such class or series.

7.5 Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot

7.6 Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provisions of law which might permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Amended and Restated Certificate of Incorporation or any amendment hereto or any Preferred Stock Designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with this Article SEVENTH.

7.7 In furtherance, and not in limitation of the powers conferred on it by statute, the Board of Directors is expressly authorized:

(a) to adopt, amend or repeal the Bylaws of the Corporation, subject to such restrictions upon the exercise of such power as may be imposed by this Amended and Restated Certificate of Incorporation or any amendment hereto;

(b) to authorize and cause to be executed mortgages and liens upon the whole or any part of the real and personal property of the Corporation, without any action of or by the stockholders of the Corporation, except as otherwise provided by law; and

(c) to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created.

The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by law.

7.8 The Board of Directors shall have power from time to time to fix and to determine and vary the amount of the working capital of the Corporation and to direct and determine the use and disposition of any surplus or net profits over and above the capital as determined pursuant to, and subject to, the provisions of the DGCL; and in its discretion the Board of Directors may use and apply any such surplus or accumulated profits in purchasing or acquiring bonds, debentures, notes, or other obligations or securities of the Corporation or shares of its own stock of any class so far as may be permitted by law, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient, but any such bonds, debentures, notes, obligations, securities or stock so purchased or acquired (together with any stock or securities acquired in satisfaction of a debt or otherwise) may be resold. Nothing, however, shall be held to limit the general power of the Corporation to apply any other funds or assets to the purchase or acquisition or retirement of its stock, bonds, debentures, notes or other obligations or securities.

7.9 The Board of Directors, subject to the applicable provisions of the Amended and Restated Bylaws and the DGCL, may from time to time determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account book or document of the Corporation, except as conferred by law or as authorized by the Board of Directors.

7.10 The books of the Corporation may be kept within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors.

7.11 The Board of Directors may determine, from time to time, the amount of compensation which shall be paid to its members. The Board of Directors shall also have power, in its discretion, to provide for and to pay directors rendering unusual or exceptional services to the Corporation special compensation appropriate to the value of such services as determined by the Board of Directors from time to time.”

SECOND: Said amendment was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused its duly authorized officer to execute and deliver this Certificate of Amendment on this 30th day of May, 2012.

BELK, INC.

By:	/s/ Ralph A. Pitts
Name:	Ralph A. Pitts
Title:	Executive Vice President,
General Counsel and Secretary